Exhibit 99.1

FOR IMMEDIATE RELEASE                                             SYMBOL: PTNW
August 11, 2004                                                   TRADED: OTCBB

PETCARE TELEVISION NETWORK, INC. OBTAINS $1 MILLION FUNDING TO TAKE IT TO
                                    REVENUES

TAMPA, FLORIDA - August 11, 2004 - PetCARE Television Network, Inc. ("PetCARE TV") [PTNW] announced today that it obtained a private funding of $1 million through the issuance of a Convertible Promissory Note to a private investor. The note converts into shares of the Company's Common Stock at $.40 per share.

Philip Cohen, PetCARE TV's President, stated, "This funding comes at an important time for us and we anticipate that it will fund our business until we achieve positive revenues in early 2005. Our compliance audits will be received in September and we believe this will solidify our advertising rates for the upcoming year."

Mr. Cohen continued, "Many exciting things are happening at PetCARE TV. We are getting new subscribers every day, our programming is better than it has ever been, and our program expansion to include specific programming for animal shelters is right on target. We are continually being presented with new opportunities that will enhance our business plan and are looking forward to not only creating a greater awareness for animal health and welfare, but also to creating value for our shareholders."

PetCARE TV provides educational programming focused on optimal healthcare for animal companions and is targeted to pet owners nationwide. PetCARE's programming, funded by commercial advertisers, is currently aired in almost 3,000 veterinary hospitals and is viewed by approximately 4 million pet owners each month. While pet owners are seated in their veterinarian's reception area, the PetCARE TV DVD is played, with an encouraging theme throughout each segment to "just ask" their veterinarian about current techniques, products and services available.

The programming is funded by commercial advertisers that are reviewed and approved by PetCARE TV's Veterinary Advisory Board, a distinguished group of veterinary professionals committed to providing quality educational, entertaining and encouraging veterinary health programming. PetCARE TV programming is obtained through an annual or three-year subscription, with programming DVDs shipped to the veterinary practice on a monthly basis, and a TV/DVD system included in the three-year plan.

The corporate offices of PetCARE TV are located at 8406 Benjamin Road, Suite C, Tampa, Florida 33634. Questions may be addressed to Teresa Bray, Vice President at (813) 888-7330. More information on PetCARE TV, its business model, and products can be found on its website: www.petcaretv.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of PetCARE TV. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact PetCARE TV. These include the factors that are discussed from time to time in PetCARE TV's filings with the Securities and Exchange Commission. # # #